Exhibit 5.1

C. Thomas Hopkins +1 310 883 6417 thopkins@cooley.com

September 16, 2016

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to Everbridge, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 4,392,637 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,892,637 shares (the “2008 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2008 Employee Incentive Plan, as amended (the “2008 Plan”) or upon the potential roll-over to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), (ii) 2,000,000 shares initially reserved for issuance pursuant to the 2016 Plan (the “2016 Plan Shares”) and (iii) 500,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2008 Plan and the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended and as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 Plan Shares, when sold and issued in accordance with the 2008 Plan, the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401 T: (310) 883-6400 F: (310) 883-6500 WWW.COOLEY.COM

Everbridge, Inc.

September 16, 2016

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401 T: (310) 883-6400 F: (310) 883-6500 WWW.COOLEY.COM